EXHIBIT 10.2

Third Amendment to the Terms & Conditions Regarding the Appointment of Mr. Vandoorn as Chief Technology Officer

This third amendment to Terms & Conditions Regarding the Appointment of Mr. Vandoorn as Chief Technology Officer (the "Third Amendment"), made as of February 15, 2018, by and between Vishay Capacitors Belgium N.V., a Belgian company ("Vishay Belgium") and Johan Vandoorn ("Executive") (collectively, the "Parties").

WHEREAS, Executive is providing services to Vishay Belgium and is a Party to the Terms & Conditions Regarding the Appointment of Mr. Vandoorn as Chief Technology Officer (the "Terms & Conditions") made between the Parties dated January 16, 2012, as amended by the Amendment as of March 4, 2014 and the Second Amendment as of March 3, 2015.

WHEREAS, Vishay Belgium and Executive may amend the Terms & Conditions by mutual agreement in writing; and

WHEREAS, Vishay Belgium and Executive desire to amend the Terms & Conditions as set forth in this Third Amendment.

   NOW THEREFORE, in consideration of the premises and the mutual benefits to be derived herefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Clause 2 of the Terms & Conditions ("Duration") is hereby deleted and replaced with the following:

Clause 2 – Definitions

2.1.	"Cause" means any of the following:

(a)	Executive's conviction of a felony or any other crime involving moral turpitude (whether or not involving Vishay and/or its subsidiaries);

(b)	any act or failure to act by Executive involving dishonesty, fraud, misrepresentation, theft or embezzlement of assets from Vishay and/or its subsidiaries; or

(c)
Executive's (i) willful and repeated failure to substantially perform his duties under the Terms & Conditions (other than as a result of total or partial incapacity due to physical or mental illness or injury) or (ii) willful and repeated failure to substantially comply with any policy of Vishay and/or its subsidiaries applicable to Executive; provided, however, that a termination pursuant to this clause (c) will not become effective unless Executive fails to cure such failure to perform or comply within twenty (20) days after written notice thereof from Vishay Belgium.

For avoidance of doubt, a termination due to a condition entitling Executive to long-term disability benefits under a Vishay plan will not constitute a termination without Cause.

2.2.	"Change in Control" has the meaning defined in the Stock Incentive Program and for avoidance of doubt refers to a change in control of Vishay.

2.3.	"Good Reason" means:

(a)	Without Executive's express written consent, the occurrence of any of the following events:

(i)
any material and adverse change in Executive's titles, offices, duties, or responsibilities (including reporting responsibilities) with respect to Vishay Belgium or Vishay from those set forth in the Terms & Conditions, as amended from time to time;

(ii)	a material reduction in Executive's annual Fixed Fee (as the same may be increased from time to time);

(iii)	relocation of Executive's principal place of provision of services by more than 50 kilometers from [Address Redacted] (excluding for this purpose reasonable travel from time to time); or

(iv)	a material breach of the Terms & Conditions, as amended from time to time, by Vishay Belgium;

provided however, that none of the foregoing events or conditions will constitute Good Reason unless Executive provides Vishay Belgium with written objection to the event or condition within 30 days following the initial occurrence thereof, Vishay Belgium does not reverse or otherwise cure the event or condition within 30 days of receiving that written objection, and Executive resigns within 90 days following the expiration of that cure period.

(b)
In addition, if there occurs a Change in Control that also constitutes a "change in control event" as described in Treas. Reg. § 1.409A-3(i)(5)(i), then solely for the 12 month period beginning four months after that "change in control event," any resignation by Executive (other than a resignation when Cause exists) will constitute a resignation for Good Reason solely for purposes of Clause 13.2(a).

2.	Clause 7.4 of the Terms & Conditions ("Fees and benefits") is hereby deleted and replaced with the following:

7.4.
For each fiscal year ending both during the term and prior to the time of that notice of termination is given by either party, Executive shall be eligible to earn an annual performance bonus ("Bonus"), payable in cash, with a target and maximum opportunity equal to 100% of his Fixed Fee. The actual amount of the Bonus payable to Executive shall be determined by the Compensation Committee, and shall be based upon the achievement of certain corporate and/or individual performance goals to be established by the Compensation Committee in its sole discretion.

3.	The last sentence of subparagraph (a) of Clause 7.7 of the Terms & Conditions ("Fees and benefits") is hereby deleted and replaced with the following:

(a)
[…] Subject to Clause 7.7(b) and (e), the RSUs and PBRSUs shall vest on January 1 of the third year following their grant, provided that, in the case of the PBRSUs, only to the extent the performance criteria applicable to PBRSUs are realized.

4.	Subparagraph (b) of Clause 7.7 of the Terms & Conditions ("Fees and benefits") is hereby deleted and replaced with the following:

(b)
With respect to the equity awards granted to Executive before January 1, 2017, the RSUs shall immediately vest in full and the PBRSUs shall vest in accordance with their normal schedule and criteria upon (i) termination of the Appointment by Vishay Belgium without Cause, (ii) termination of the Appointment by Executive for Good Reason; or (iii) the death or disability of Executive. For the purpose of this Clause, disability means a disability entitling Executive to long-term disability benefits under a plan of Vishay Belgium or any other company of the Vishay group.

5.	A subparagraph (e) is hereby added to Clause 7.7 of the Terms & Conditions ("Fees and benefits"):

(e)
With respect to the equity awards granted to Executive on or after January 1, 2017 and prior to the date of entry into force of this Third Amendment, and equity awards granted to Executive pursuant this Clause 7.7, if Executive's service ceases due to (i) termination by Vishay Belgium without Cause, (ii) resignation by Executive with Good Reason (or for any reason after Executive attains age 62, unless Cause then exists), or (iii) his death or disability, then subject in each case (other than death) to Executive's execution of a release of claims in favor of Vishay and its subsidiaries and affiliates in accordance with Clause 13.2(c), any service-based vesting criteria applicable to such equity awards will be deemed satisfied and any performance-based vesting criteria applicable to such equity awards will remain in effect. For the purpose of this Clause, disability means a disability entitling Executive to long-term disability benefits under a plan of Vishay Belgium or any other company of the Vishay group.

6.	Clause 13 of the Terms & Conditions ("Termination") is hereby deleted and replaced with the following:

Clause 13 – Termination

13.1.	Termination.

   Executive's service with Vishay Belgium may be terminated by Executive or by Vishay Belgium for any or no reason.

13.2.	Compensation Upon Termination.

(a)
Termination by Vishay Belgium without Cause; Termination by Executive With Good Reason.  In the event Executive's service with Vishay Belgium is terminated by Vishay Belgium without Cause or by Executive with Good Reason, Executive shall be entitled to the following:

(i)	A lump sum cash payment equal to all accrued Fixed Fee and unpaid expense reimbursement, such payment to be made within 15 days after the effective date of termination.

(ii)
Payment of any otherwise earned but unpaid Bonus for any fiscal year ending prior to the effective date of termination, payable in the same manner and at the same time as such Bonus would have been paid in the absence of such termination.

(iii)
Payment of a pro-rata Bonus for the fiscal year in which the effective date of termination occurs, determined and paid in the same manner and at the same time as such Bonus would have been determined and paid in the absence of such termination. The proration of such Bonus will be determined based on the number of days of the applicable fiscal year that have transpired prior to the effective date of termination relative to the total number of days contained in that fiscal year.

(iv)
Continued payment of Executive's then current gross Fixed Fee from the effective date of termination until the third anniversary of the effective date of termination, to be paid in equal installments in accordance with Vishay Belgium standard payroll practices, as in effect from time to time, but no less frequently than monthly, and which shall commence in accordance with Clause 13.2(c); provided, however, that if such termination without Cause or resignation for Good Reason occurs within 16 months following a Change in Control that also constitutes "change in control event" described in Treas. Reg. § 1.409A-3(i)(5)(i), the amounts otherwise payable under this Clause (iv) will instead be paid in a single lump sum at the time specified in Clause 13.2(c).

(v)	All rights that Executive is entitled to under the terms of Vishay Belgium's benefit plans or arrangements (other than severance benefit plans).

(b)
Termination for any other reason (including for Cause). In the event Executive's service with Vishay Belgium is terminated for any reason other than as specified in Clause 13.2(a), Executive shall be entitled to (i) a lump sum cash payment equal to all accrued Fixed Fee and unpaid expense reimbursement, such payment to be made within 15 days after the effective date of termination; (ii) all rights that Executive is entitled to under the terms of Vishay Belgium's benefit plans or arrangements; and (iii) in the case of cessation of services due to Executive's death or disability, the Bonus payments described above in Clauses 13.2(a)(ii) and (iii); provided, in the case of cessation due to disability, such Bonus payments will be conditioned on Executive's execution of a release of claims in favor of Vishay and its subsidiaries and affiliates in accordance with Clause 13.2(c). For the purpose of this Clause, disability means a disability entitling Executive to long-term disability benefits under a plan of Vishay Belgium or any other company of the Vishay group.

(c)
Release.  Notwithstanding any provision of the Terms & Conditions, as amended from time to time, (i) Executive shall not be entitled to receive any payments pursuant to Clauses 13.2(a)(ii), (iii) and (iv) unless Executive has executed and delivered to Vishay Belgium a release of all claims in the form prescribed by Vishay Belgium ("Release"), and such Release becomes irrevocable within 60 days following the effective date of termination, and (ii) Executive shall be entitled to receive such payments only so long as Executive has not breached the provisions of Clause 13.3 hereof. The severance benefits described in Clauses 13.2(a)(ii), (iii) and (iv) will be paid or begin to be paid, as applicable, as soon as practicable after the Release becomes irrevocable (or, in the case of the payments described in Clauses 13.2(a)(ii) and (iii), at such later time as such Bonuses would have otherwise been payable in the absence of such termination).

13.3.	Non-Compete.

(a)
During the term of the Appointment and until the first anniversary of the termination date, Executive agrees that he will not, directly or indirectly, (i) own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner, any business anywhere in the world that is engaged in any business activities to the extent Vishay or any subsidiary of Vishay is engaged in such activities or has significant plans to enter into such activities on the date of termination of the Appointment; (ii) solicit any customer of Vishay or its subsidiaries; hire or solicit for employment any person who within the preceding three (3) months was an officer, director or employee of Vishay or its subsidiaries, or encourage anyone to terminate employment with Vishay or its subsidiaries; seek to persuade any customer of Vishay or its subsidiaries to cease to do business or reduce business with Vishay or its subsidiaries; or (iii) interfere in any manner in the relationship of Vishay or its subsidiaries with any third person.

(b)
Executive agrees that the restrictive covenants herein are reasonable in light of his responsibilities and undertaken in consideration of the benefits provided to him under the Appointment; and such restrictive covenants are reasonably necessary to protect the legitimate interest of Vishay. Executive acknowledges that it is impossible to measure in money the damages that will accrue in the event he breaches any of the restrictive covenant contained in this Terms & Conditions and that any such damages would be inadequate and insufficient. Therefore, if Executive breaches any restrictive covenant therein, Vishay shall be entitled to an injunction restraining him from violating such restrictive covenant. If any of the restrictive covenants contained herein are judicially deemed to be unenforceable, Executive agrees that the court shall revise the restrictive covenants to the extent required in order to render such restrictions enforceable.

7.	The amendments to the Terms & Conditions made by this Third Amendment shall be effective as of February 15, 2018.

8.	Except as set forth in this Third Amendment, all other terms and conditions of the Terms & Conditions shall remain unchanged and in full force and effect.

9.	This Third Amendment will be executed in two counterparts, each of which shall for all purposes be deemed to be an original.

IN WITNESS WHEREOF, each of the Parties hereto has causes this Third Amendment to be executed in its name and on its behalf, on the date(s) indicated below.

Date: February 15, 2018	VISHAY CAPACITORS BELGIUM N.V.: /s/ Hans Labeeuw
By: Name: Hans Labeeuw Title: Managing Director

Date: February 15, 2018	EXECUTIVE: /s/ Johan Vandoorn
Johan Vandoorn